Exhibit 99.1

NEWS NEWS NEWS

One Salem Lake Drive
Long Grove, IL 60047

Contact:	Charles A. Nekvasil Director, Public and Investor Relations
847-307-2515 — CNekvasil@cfindustries.com

CF Industries Holdings, Inc. Reports Third Quarter Net
Earnings of $7.3 Million, or $0.13 Per Common Share

Net Sales Total $378.0 Million, Up 5% Over 2005’s Third Quarter,
As Volumes Increase In Nitrogen And Phosphate

Third Quarter Highlights:

•                  Net sales increased over third quarter 2005, as higher volumes in nitrogen and phosphate offset lower nitrogen prices.

•                  Gross margin of $25.8 million included mark-to-market losses on derivatives of $13.0 million, equivalent to $0.14 per share on an after-tax basis.

•                  Natural gas costs declined from 2005 Third Quarter and 2006 Second Quarter.

•                  Financial position and liquidity remain strong.

•                  Company announces approximately $21 million in capital projects to increase natural gas efficiency at Donaldsonville nitrogen complex and increase capacity at Plant City, Florida phosphate complex.

•                  Authorization to mine and reclaim Hardee County phosphate reserves extended.

•                  Conditions suggest increased demand in key Midwestern agricultural markets through next spring.

Long Grove, IL, October 26, 2006 — CF Industries Holdings, Inc. (NYSE: CF) today reported net earnings of $7.3 million, or 13 cents per common share, for the third quarter of 2006.  In 2005’s third quarter, the company reported a net loss of $91.4 million, or $1.66 per common share on a pro forma basis.  The 2005 third quarter loss was primarily the result of unusual items related to the company’s August 2005 Initial Public Offering (IPO).

Third quarter 2006 net sales totaled $378.0 million, up 5 percent from $359.4 million in the year-earlier third quarter.

“This was a good quarter, with both net sales and product volume up from third quarter 2005 levels,” explained Stephen R. Wilson, chairman and chief executive officer, CF Industries Holdings, Inc.

“The quarter was notable for what did — and for what didn’t — happen.  We did see natural gas prices fall from second quarter levels, as gas storage totals in North America pushed to near-record highs.  This contributed to reduced cash production costs for us and to continued moderation in fertilizer prices,” he explained.  “But perhaps more importantly, we didn’t see a repeat of 2005’s hurricane season, which had such negative financial impacts on domestic fertilizer producers and agricultural markets last year,” Wilson added.

Quarter-on-Quarter Comparison

CF Industries’ third quarter results included an unfavorable $13.0 million pre-tax non-cash adjustment to cost of sales for marking natural gas derivatives to market, as well as pre-tax realized losses on derivatives of $1.7 million.  The $13.0 million adjustment relates to derivatives largely associated with nitrogen fertilizer orders that will be shipped in subsequent periods.  It compares to $14.1 million in pre-tax gains on natural gas derivatives reflected in third quarter 2005 cost of sales, when the company still applied hedge accounting, primarily due to forward gas positions terminated in that quarter pursuant to reductions in operating levels in last year’s fourth quarter.

Third quarter 2005 results also included a number of unusual and non-recurring items related to the company’s IPO, including a $28.3 million loss on extinguishment of pre-IPO term debt, a $1.9 million charge related to termination of a previous long-term incentive plan for the company’s senior management, and $2.9 million of IPO-related expenses.  The company also recorded a $99.9 million charge to income tax expense in the third quarter of 2005 to establish a valuation allowance against net operating loss carryforwards generated when the company operated as a cooperative for tax purposes.

Nitrogen Fertilizer Business

Nitrogen net sales for the third quarter totaled $260.5 million, comparable to the $258.3 million in 2005’s third quarter.  Increased urea and urea ammonium nitrate solution (UAN) volumes helped offset reduced average selling prices for the company’s nitrogen products.  Total nitrogen sales volume was 1,378,000 tons, up 17 percent from 1,176,000 tons in the comparable 2005 quarter.

The gross margin on nitrogen sales was $9.6 million, compared to $45.0 million in 2005’s third quarter.  The current quarter’s nitrogen margin was affected by reduced prices, as well as a $13.0 million unfavorable mark-to-market adjustment.  The gross margin in 2005’s third quarter, a period when CF Industries utilized hedge accounting, included $14.1 million in gains on natural gas derivatives.  As noted above, these gains were primarily due to forward positions terminated during the quarter.

“In the third quarter, which typically has lower seasonal demand, the nitrogen fertilizer market saw some customers hesitant to make commitments in a falling fertilizer price environment.  Despite this, we successfully maintained good volumes for the period,” Wilson noted, adding that, “The quarter’s lower average selling prices for nitrogen products reflected market conditions and the seasonal demand pattern, as well as the effect of falling natural gas prices.”

Nitrogen fertilizer sales under the company’s forward pricing program (FPP) were 380,000 tons during the quarter, representing 28 percent of nitrogen fertilizer volume.  This rate of FPP sales compares to 797,000 tons, or 68 percent of nitrogen volume, in 2005’s third quarter.

“The decline in FPP orders was understandable, as some customers deferred purchases in expectation of lower nitrogen prices closer to the time of shipment.  Of course, from CF Industries’ perspective, declining production costs made these sales attractive, and total volume was actually up from last year’s third quarter,” Wilson explained.

Other than downtime for normal maintenance activities, the company’s nitrogen complexes operated at near-capacity levels during the third quarter, with product purchases made to augment, rather than replace, production.

Phosphate Fertilizer Business

Third quarter phosphate fertilizer sales totaled $117.5 million, up 16 percent from $101.1 million in 2005’s third quarter.  Product volumes and average selling prices both increased, compared to the year-earlier quarter.  Sales volume was 510,000 tons, up 11 percent from 460,000 tons in 2005’s third quarter.

The gross margin on phosphate sales, primarily reflecting improved pricing and higher volume, was $16.2 million, up 47 percent from $11.0 million in 2005’s third quarter.

“The quarter-on-quarter improvement was impressive, as the phosphate market maintained the good pricing and volume levels we had seen earlier in 2006,” Wilson noted.

Phosphate forward sales totaled 54,000 tons, or 11 percent of total segment sales.  In 2005’s third quarter, phosphate fertilizer sales under the FPP were 229,000 tons, or 50 percent of total phosphate fertilizer sales.

“In phosphate, as in nitrogen, pricing has encouraged some customers to defer commitments until closer to the time of shipment,” Wilson explained.

The company’s phosphate complex operated at capacity levels during the third quarter.

Liquidity and Financial Position

At September 30, 2006, the company’s gross cash and short-term investments totaled $305.4 million, and the company’s $250 million senior secured revolving credit facility was undrawn.  Under the facility’s borrowing base formula, there was approximately $199.6 million in available credit.

At September 30, 2006, the company’s current liability for customer advances was $148.8 million.  The company had negative net debt (i.e., net cash) of $152.2 million compared to negative net debt of $129.9 million at September 30, 2005.  (Net debt is defined as debt, less cash and cash equivalents and short-term investments, plus customer advances.)

Other Developments

CF Industries also announced several other recent developments, including:

•                  The company’s Board of Directors has authorized two capital projects, together totaling approximately $21 million.  One project will improve the natural gas efficiency of two of the four ammonia plants at the company’s Donaldsonville, Louisiana nitrogen complex.  The company expects to complete the upgrade of one ammonia plant in 2007 and the other in 2008.  The other project is an increase in capacity at the company’s Plant City, Florida phosphate complex.  The 15-month project is scheduled to begin later this year and is designed to increase overall complex capacity by more than 80,000 tons of diammonium phosphate (DAP) annually.  It should also enhance operational flexibility, increasing the complex’s ability to shift production from DAP to monoammonium phosphate (MAP).

                    “These capital projects are examples of our focus on continuous improvement in our operations,” Wilson noted.

•                  The company has received an extension of its Florida phosphate mine’s local development authorization from the Hardee County Board of Commissioners, extending the termination date from December of 2011 to December of 2029.  This will allow it to mine the currently permitted phosphate rock reserves and then reclaim affected land.  The extension will permit CF Industries to mine an additional 11 years of reserves (at current operating rates) beyond the original 2011 termination date.

•                  CF Industries continues to advance its work with respect to its future direction.  “We’ve established growth and diversification as our strategic priorities.  In this global industry, we must increase our size and diversify our sources of cash flow in order to become less dependent on the relationship between nitrogen fertilizer prices and North American natural gas costs,” he noted.  “Our initiatives to address these priorities generally will be natural extensions of our core competencies and may include organic initiatives, merger and acquisition activity, joint ventures, and other strategic actions,” Wilson added.

Outlook

“Today, the fundamentals of the domestic fertilizer market appear reasonably strong for the fourth quarter — and at least through spring,” Wilson noted.

“Looking at the fourth quarter, natural gas prices are moderate by recent standards, and crop prices are trending upward.  At the same time, nitrogen price levels in international markets have discouraged increased imports in our domestic markets,” he explained.

The CF Industries Chief Executive Officer noted, however, that fourth quarter demand will be affected by weather conditions and customers’ perceptions of future prices.  “We’ve seen some hesitancy by wholesalers and retailers to build inventory in a market that has experienced fertilizer price volatility,” he added.

“Looking ahead to 2007, we’re optimistic that growing demand for corn and other crops, pushed by increasing ethanol production and low worldwide grain stocks, could lead to improved crop prices, increased corn acreage, and higher fertilizer application rates,” Wilson said.

As of October 25, 2006, forward bookings for the fourth quarter totaled approximately 908,000 tons, compared to nearly 1.2 million tons at a comparable point last year.

The company’s nitrogen and phosphate operations are expected to remain at capacity levels during the fourth quarter, with the exception of normal maintenance activities.  However, future rates are dependent upon demand, competitive conditions, and maintenance activity.

Conference Call

CF Industries will hold a conference call to discuss its third quarter results at 10:00 a.m. ET on Friday, October 27, 2006.  Information on accessing the call is posted on the Investor Relations section of the company’s Web site at www.cfindustries.com.

Company Information

CF Industries Holdings, Inc., headquartered in Long Grove, Illinois, is the holding company for the operations of CF Industries, Inc.  CF Industries, Inc. is a major producer and distributor of nitrogen and phosphate fertilizer products. CF Industries operates world-scale nitrogen fertilizer plants in Donaldsonville, Louisiana and Medicine Hat, Alberta, Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States.

Note Regarding Use of Pro Forma Information

The company’s August 2005 IPO and related reorganization transaction did not change the nature of CF Industries’ business or operations.  As a result, the company believes that current and historical financial statements are comparable.  Accordingly, financial statements are presented on a historical basis, with weighted-average shares outstanding and earnings (loss) per share information presented on a pro forma basis with respect to pre-IPO financial information.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with generally accepted accounting principles (GAAP).  Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the company’s performance, liquidity, financial strength and capital structure.  The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this earnings release may not be comparable to similarly titled measures of other companies.  Reconciliations of the non-GAAP financial measures to GAAP are provided in tables accompanying this news release.

Safe Harbor Statement

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release, other than those relating to our historical information or current condition, are forward-looking statements.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  These risks and uncertainties include: the relatively expensive and volatile cost of North American natural gas; the cyclical nature of our business; our history of losses; the nature of our products as global commodities; intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; weather conditions; our inability to accurately predict seasonal demand for our products; the concentration of our sales with CF Industries’ pre-IPO owners and other large customers; the impact of changing market conditions on our forward pricing program; the significant risks and hazards against which we may not be fully insured; unanticipated consequences related to future expansion of our business; our inability to expand our business, including that due to the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our inability to obtain or maintain required permits and governmental approvals; acts of terrorism; difficulties in securing the raw materials we use; changes in global fertilizer supply and demand; loss of key members of management; inability to meet financial reporting and other reporting requirements as a public company; and the other risks and uncertainties included from time to time in our filings with the Securities and Exchange Commission.  We undertake no obligation to update or revise any forward-looking statements.

CF Industries Holdings, Inc.

Selected Financial Information

Results of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share amounts)	2006	2005	2006	2005

Net sales	$378.0	$359.4	$1,443.3	$1,445.4
Cost of sales	352.2	303.4	1,339.0	1,238.5
Gross margin	25.8	56.0	104.3	206.9
Selling, general and administrative	13.2	17.7	40.5	43.0
Other operating - net	0.3	1.3	3.4	3.8
Operating earnings	12.3	37.0	60.4	160.1
Interest expense (income) - net	(3.3)	(0.9)	(6.8)	1.9
Loss on extinguishment of debt	—	28.3	—	28.3
Minority interest	4.8	6.3	27.1	18.7
Other non-operating - net	(0.2)	0.1	(0.4)	—
Earnings before income taxes	11.0	3.2	40.5	111.2
Income tax provision	3.7	94.6	15.2	137.4
Net earnings (loss)	$7.3	$(91.4)	$25.3	$(26.2)

Basic and diluted weighted average common shares outstanding	55.0		55.0

Basic and diluted net earnings per share	$0.13		$0.46

CF Industries Holdings, Inc.

Selected Financial Information

Post - Initial Public Offering (IPO)

Net Loss and Net Loss Per Share

August 17, 2005
through
(in millions, except per share amounts)	September 30, 2005

Post-IPO net loss	$(99.5)

Basic and diluted weighted average common shares outstanding	55.0

Basic and diluted net loss per common share	$(1.81)

CF Industries Holdings, Inc.

Selected Financial Information

Summarized Balance Sheets

	September 30,	December 31,	September 30,
(in millions)	2006	2005	2005
Assets
Current assets:
Cash and cash equivalents	$21.4	$37.4	$40.4
Short-term investments	284.0	179.3	277.1
Accounts receivable	86.5	52.8	57.2
Inventories	241.4	251.1	216.0
Other	22.0	55.5	100.9
Total current assets	655.3	576.1	691.6
Property, plant and equipment - net	603.2	630.1	627.4
Asset retirement obligation escrow account	11.4	—	—
Other assets	21.9	21.9	22.8

Total assets	$1,291.8	$1,228.1	$1,341.8

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$145.9	$171.6	$170.4
Customer advances	148.8	131.6	183.4
Deferred income taxes	9.0	5.8	34.9
Other	38.4	32.1	5.3
Total current liabilities	342.1	341.1	394.0
Notes payable	4.4	4.2	4.2
Deferred income taxes	7.7	8.4	19.3
Other noncurrent liabilities	115.0	104.9	82.5
Minority interest	41.8	13.6	33.4
Stockholders’ equity	780.8	755.9	808.4

Total liabilities and stockholders’ equity	$1,291.8	$1,228.1	$1,341.8

CF Industries Holdings, Inc.

Selected Financial Information

Statements of Cash Flows

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2006	2005	2006	2005
Operating Activities:
Net earnings (loss)	$7.3	$(91.4)	$25.3	$(26.2)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities
Loss on extinguishment of debt	—	28.3	—	28.3
Minority interest	4.8	6.3	27.1	18.7
Depreciation, depletion and amortization	22.9	23.2	70.3	76.4
Deferred income taxes	0.7	99.7	5.3	133.2
Stock compensation expense	2.5	1.9	6.1	1.9
Unrealized loss on derivatives	13.0	—	21.3	—
Equity in losses of unconsolidated subsidiaries	—	0.1	—	—
Changes in:
Accounts receivable	(1.9)	34.6	(30.8)	(14.2)
Margin deposits	7.1	(3.3)	16.8	18.6
Inventories	(39.0)	(75.0)	10.5	25.8
Accounts payable and accrued expenses	1.3	13.8	(21.5)	(2.7)
Product exchanges - net	2.0	1.2	13.7	(7.7)
Customer advances - net	78.7	53.3	17.2	(28.2)
Other - net	1.0	(3.3)	2.0	(1.5)
Net cash provided by operating activities	100.4	89.4	163.3	222.4

Investing Activities:
Additions to property, plant and equipment - net	(17.9)	(20.6)	(41.1)	(53.8)
Purchases of short-term investments	(305.6)	(286.0)	(629.5)	(606.7)
Sales and maturities of short-term investments	224.9	439.8	524.8	698.9
Deposit to asset retirement obligation escrow account	—	—	(11.1)	—
Proceeds from sale of unconsolidated subsidiary	—	18.6	—	18.6
Net cash provided by (used in) investing activities	(98.6)	151.8	(156.9)	57.0

Financing Activities:
Payments of long-term debt	—	(246.3)	—	(254.8)
Debt prepayment penalty	—	(26.4)	—	(26.4)
Exchange of stock	—	(715.4)	—	(715.4)
Proceeds from issuance of common stock	—	715.4	—	715.4
Distributions to minority interest	(3.9)	(5.7)	(19.0)	(5.7)
Dividends paid on common stock	(1.1)	—	(3.3)	—
Other - net	—	(2.6)	—	(2.6)
Net cash used in financing activities	(5.0)	(281.0)	(22.3)	(289.5)

Effect of exchange rate changes on cash and cash equivalents	(0.1)	0.8	(0.1)	0.5

Decrease in cash and cash equivalents	(3.3)	(39.0)	(16.0)	(9.6)

Cash and cash equivalents at beginning of period	24.7	79.4	37.4	50.0

Cash and cash equivalents at end of period	$21.4	$40.4	$21.4	$40.4

CF Industries Holdings, Inc.
Selected Financial Information
Segment Data

Nitrogen Fertilizer Business

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2006	2005	2006	2005

Net sales	$260.5	$258.3	$1,082.5	$1,111.5
Cost of sales	250.9	213.3	1,015.8	932.2
Gross margin	$9.6	$45.0	$66.7	$179.3

Gross margin percentage	3.7%	17.4%	6.2%	16.1%

Tons of product sold (in thousands)	1,378	1,176	4,563	4,957

Sales volumes by product (tons in thousands)
Ammonia	143	145	789	1,032
Urea	607	549	1,969	1,977
UAN	621	474	1,763	1,905
Other nitrogen fertilizers	7	8	42	43

Average selling prices (dollars per ton)
Ammonia	$292	$303	$387	$309
Urea	218	251	248	244
UAN	138	160	162	161

Cost of natural gas (per MMBtu)(1)
Donaldsonville	$6.58	$7.17	$7.37	$6.97
Medicine Hat	5.15	7.25	6.58	6.29

Average daily market price of natural gas (per MMBtu)
Henry Hub (Louisiana)	$6.09	$9.72	$6.78	$7.69
AECO (Alberta)	5.07	7.73	5.66	6.42

Depreciation and amortization	$14.7	$14.2	$43.6	$50.8
Capital expenditures	$13.1	$17.0	$21.6	$36.3

Production volume by product (tons in thousands)
Ammonia(2)(3)	776	678	2,279	2,354
Granular urea(2)	568	517	1,685	1,748
UAN (28%)	679	465	1,672	1,836

(1)       Includes gas purchases and realized gains and losses on derivatives.

(2)  Total production at Donaldsonville and Medicine Hat, including the 34% interest of Westco, our joint venture partner in Canadian Fertilizers Limited.

(3)       Gross ammonia production, including amounts subsequently upgraded on-site into urea and/or UAN.

CF Industries Holdings, Inc.

Selected Financial Information

 Segment Data

Phosphate Fertilizer Business

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2006	2005	2006	2005

Net sales	$117.5	$101.1	$360.8	$333.9
Cost of sales	101.3	90.1	323.2	306.3
Gross margin	$16.2	$11.0	$37.6	$27.6

Gross margin percentage	13.8%	10.9%	10.4%	8.3%

Tons of product sold (in thousands)	510	460	1,553	1,563

Sales volumes by product (tons in thousands)
DAP	380	353	1,242	1,243
MAP	130	107	311	320

Domestic vs. export sales of DAP/MAP (tons in thousands)
Domestic	298	315	1,043	1,032
Export	212	145	510	531

Average selling prices (dollars per ton)
DAP	$229	$219	$232	$212
MAP	233	223	234	219

Depreciation, depletion, and amortization	$7.7	$8.4	$25.1	$23.6
Capital expenditures	$4.7	$4.2	$19.6	$18.1

Production volume by product (tons in thousands)

Hardee Phosphate Rock Mine
Phosphate rock	983	979	2,850	2,570

Plant City Phosphate Fertilizer Complex
Sulfuric Acid	655	657	1,964	1,897
Phosphoric acid as P2O5 (1)	256	255	769	732
DAP/MAP	512	511	1,542	1,459

(1)   P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF Industries Holdings, Inc.
Selected Financial Information
Reconciliation of Non-GAAP Disclosure Items

Reconciliation of net earnings to adjusted net earnings:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2006	2005	2006	2005

Earnings before income taxes	$11.0	$3.2	$40.5	$111.2

Add (subtract) adjustments:
Loss on extinguishment of debt	—	28.3	—	28.3
One-time IPO and related expenses	—	2.9	—	5.8
Termination of Long-Term Incentive Plan	—	1.9	—	1.9
Total pretax adjustments	—	33.1	—	36.0

Adjusted pretax earnings	11.0	36.3	40.5	147.2

Adjusted income taxes	(3.7)	(14.0)	(15.2)	(57.9)

Adjusted net earnings	$7.3	$22.3	$25.3	$89.3

Adjusted net earnings	$7.3	$22.3	$25.3	$89.3

Add (subtract):
Total pretax adjustments	—	(33.1)	—	(36.0)
Tax effect of adjustments	—	13.2	—	14.3
NOL valuation allowance	—	(99.9)	—	(99.9)
Canadian income tax refund	—	6.1	—	6.1

Reported net earnings	$7.3	$(91.4)	$25.3	$(26.2)

In accordance with U.S. generally accepted accounting principles (GAAP), reported net earnings includes the after-tax impacts of unusual items and non-recurring items.   We believe that by adjusting reported net earnings to exclude the effects of these items, the resulting earnings are on a basis more comparable with other periods presented.    Adjusted net earnings is not a recognized term under GAAP, and does not purport to be an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

CF Industries Holdings, Inc.

Selected Financial Information

Reconciliation of Non-GAAP Disclosure Items

Reconciliation of net earnings to EBITDA and adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2006	2005	2006	2005

Net earnings (loss)	$7.3	$(91.4)	$25.3	$(26.2)
Interest expense (income) - net	(3.3)	(0.9)	(6.8)	1.9
Income tax provision	3.7	94.6	15.2	137.4
Depreciation, depletion and amortization	22.9	23.2	70.3	76.4
Less: Loan fee amortization (a)	(0.2)	(0.1)	(0.5)	(0.7)

EBITDA	$30.4	$25.4	$103.5	$188.8

Add adjustments:
Loss on extinguishment of debt	—	28.3	—	28.3
IPO and related expenses	—	2.9	—	5.8
Termination of Long-Term Incentive Plan	—	1.9	—	1.9

Total adjustments	—	33.1	—	36.0

Adjusted EBITDA	$30.4	$58.5	$103.5	$224.8

(a) To adjust for amount included in both interest and amortization.

EBITDA is defined as net earnings (loss) plus interest expense (income)—net, income tax provision (benefit) and depreciation, depletion and amortization. We have presented EBITDA because our management believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA.

EBITDA includes the after-tax impacts of unusual and non-recurring items.   We believe that by adjusting EBITDA to exclude the effects of these items, the resulting EBITDA are on a basis more comparable with other periods presented.

CF Industries Holdings, Inc.
Selected Financial Information
Reconciliation of Non-GAAP Disclosure Items

Reconciliation of cash provided by operating activities to adjusted free cash flow:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2006	2005	2006	2005

Net cash provided by operating activities	$100.4	$89.4	$163.3	$222.4
Less:
Customer advances - net	78.7	53.3	17.2	(28.2)
Other changes in working capital	(30.5)	(28.7)	(11.3)	19.8
Capital expenditures	17.9	20.6	41.1	53.8
Distributions to minority interest	3.9	5.7	19.0	5.7
Dividends paid on common stock	1.1	—	3.3	—

Adjusted free cash flow	$29.3	$38.5	$94.0	$171.3

Adjusted free cash flow is defined as net cash provided by operating activities less: customer advances — net, changes in working capital (accounts receivable, margin deposits, inventories, accounts payable and accrued expenses, and product exchanges — net), capital expenditures, distributions to minority interest, and dividends paid on common stock.  We believe that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, and distributions to owners assists in the long-term assessment of liquidity and financial strength.  We use adjusted free cash flow as a supplemental financial measure in the evaluation of liquidity and financial strength.

Reconciliation of debt to net debt (cash):

	September 30,	December 31,	September 30,
(in millions)	2006	2005	2005

Total debt	$4.4	$4.2	$4.2
Less: cash, cash equivalents and short-term investments	305.4	216.7	317.5
Plus: customer advances	148.8	131.6	183.4

Net debt (cash)	$(152.2)	$(80.9)	$(129.9)

Net debt (cash) is defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances.  We include customer advances in this calculation to reflect the liability associated with our obligations to supply fertilizer in the future, which offsets cash received in the form of customer advances.  Net debt (cash) does not include contractual obligations of Canadian Fertilizers Limited to distribute its earnings to its minority interest holder.  We use net debt (cash) in the evaluation of our capital structure.